Exhibit 4.2

AGREEMENT CONCERNING

ALLOCATION OF THE STOCK ACQUISITION RIGHTS

OF SONY CORPORATION

FOR THE FISCAL YEAR 2005

SONY CORPORATION (hereinafter referred to as the “Corporation”) and ___________________ (hereinafter referred to as the “Qualified Person”) enter into this Agreement as follows in connection with the allocation of the stock acquisition rights (hereinafter referred to as the “Options”) to be issued by the Corporation pursuant to the provisions of the terms and conditions of the Options (hereinafter referred to as the “Terms and Conditions”) set forth in Exhibit 1 attached hereto and pursuant to the special resolution adopted at the 88th Ordinary General Meeting of Shareholders held on June 22, 2005 and the resolution adopted at the meeting of the Board of Directors held on October 26, 2005:

Article 1	(Purpose and Administration)

The primary purpose of allocating the Options to the Qualified Person is to enhance the willingness of the Qualified Person to contribute towards the advancement of the Sony Group’s business performance and thereby advance such business performance by making the economic interest, which the Qualified Person will receive, correspond to the business performance of the Corporation. This Agreement and the Terms and Conditions shall be administered by the Corporation, and such representative corporate executive officers or other persons as the Corporation may designate from time to time who represent the Corporation in respect of this Agreement, the Terms and Conditions and the Options.

Article 2	(Restrictions under the Terms and Conditions and this Agreement)

The Options shall be subject to (1) the Terms and Conditions, which are attached to this Agreement as Exhibit 1 and form an integral part of this Agreement, and (2) the conditions and restrictions provided for in this Agreement. The Qualified Person agrees to be bound by the conditions and restrictions set forth in the Terms and Conditions and this Agreement. Notwithstanding the provisions of the Terms and Conditions, the exercise of the Options is further subject to such additional conditions as set forth herein. In particular, the exercise of the Options is subject to the restrictions under Articles 5 and 7.

Article 3	(Allocation of the Options)

Pursuant to this Agreement, the Corporation allocates the following Options to the Qualified Person in accordance with the following terms on the execution date of this Agreement.

(1)	Number of the Options allocated to the Qualified Person:
________ (________ shares may be issued or transferred upon the exercise by the Qualified Person of all Options allocated to the Qualified Person pursuant to this Agreement.)

(2)	Class and number of shares to be issued or transferred upon exercise of each Option: 100 shares of common stock of the Corporation
(3)	Amount to be paid per share to be issued or transferred upon exercise of the Options (hereinafter referred to as the “Exercise Price”) is initially : US$34.14
(4)

Period during which the Options may be exercised:

From and including November 18, 2005, to and including November 17, 2015 (the “Term”), however, exercise of the Options is subject to the restrictions provided for in Article 5.

The number of shares to be issued or transferred upon exercise of each Option and the Exercise Price may be adjusted pursuant to the provisions of the Terms and Conditions.

Article 4	(Information on Corporation and its Shares)

Basic information on the Corporation and its shares is as set forth in Exhibit 2 attached hereto.

Article 5	(Vesting, Conditions for Exercise of the Options and Prohibition of Disposition)
(1)	Vesting and exercise of the Options are further subject to the restrictions as set forth in Exhibit 3 attached hereto.
(2)	Except as provided in Article 7, the Options, whether vested or unvested, are nontransferable by the Qualified Person.
(3)	Exercise of the Options are further subject to any restriction on trading set forth under Sony Corporation of America’s Policy Regarding Securities Trading, as in effect from time to time.

Article 6	(Procedures for Exercising the Options)

Procedures for exercising the Options shall be provided for in the Terms and Conditions, and in addition, detailed matters concerning such procedures shall be provided for in a “Guide to the Sony Stock Option Program” separately provided and delivered by the Corporation or one of its subsidiaries to the Qualified Person no later than the date on which the Options held by the Qualified Person first become exercisable pursuant to Article 5.

Article 7	(Inheritance of the Options)

Upon the death of the Qualified Person, outstanding Options that are vested and exercisable and granted to such Qualified Person may be exercised only by the executors or administrators of the Qualified Person’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution, provided that no transfer by will or the laws of descent and distribution of any Option, or the right to exercise any Option, shall be effective to bind the Corporation unless the Corporation shall have been furnished with (a) a written notice thereof and a copy of the will and/or such evidence as the Corporation may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Options that are or would have been applicable to the Qualified Person (other than any terms and conditions relating to employment with the Corporation or one of its subsidiaries) and to be bound by the acknowledgements made by the Qualified Person in connection with the grant of the Options. Options that are not vested and exercisable at the death of the Qualified Person will terminate.

Article 8	(Issue of Certificate for the Options)

The Qualified Person shall not request the Corporation to issue certificates for the Options.

Article 9	(Issuance of ADRs)

The Corporation currently maintains an American Depositary Receipt program in the United States pursuant to which American Depositary Receipts or “ADRs” represent shares of common stock of the Corporation. During the time the Corporation maintains an American Depositary Receipt program in the United States, the Qualified Persons who exercise the Options will generally receive ADRs in lieu of shares of common stock of the Corporation as follows. Upon exercise of an Option, certificates for shares of common stock of the Corporation acquired upon the exercise of such Option shall be issued in the name of the depositary under the Sony American Depositary Receipt Program for the benefit of the Qualified Person. Upon receipt of shares of common stock of the Corporation upon the exercise of an Option, the depositary under the Sony American Depositary Receipt Program shall immediately and automatically issue ADRs representing such shares of common stock of the Corporation in the name of the applicable Qualified Person and shall deliver such ADRs to such Qualified Person (or to an account held for the benefit of such Qualified Person) as soon as practicable following the effective date on which such issuance occurs. For simplicity, all references in this Agreement and the Terms and Conditions to shares of common stock of the Corporation will be deemed to also refer to ADRs.

Article 10	(Treatment in Events of Merger and Consolidation)

1.          In the event of (a) any consolidation or amalgamation of the Corporation with, or merger of the Corporation into, any other corporation (other than a consolidation, amalgamation or merger in which the Corporation is the continuing corporation) or (b) any other corporate transaction (excluding any transaction described in (a) above, a share exchange or a share transfer) involving the Corporation, including a dissolution or liquidation of the Corporation, a sale of all or substantially all of the Corporation’s assets, a corporate split, or any other similar transaction, the Corporation may (x) cause the entity resulting from such transaction to execute an agreement providing that a holder of the Options shall have the right during the Term to exercise the Options and upon such exercise of the Options to receive the class and amount of shares and other securities and property receivable upon such transaction by a holder of the number of shares in respect of which the Options could have been exercised immediately prior to such transaction or (y) prevent from being exercised, effective immediately upon the occurrence of such transaction, each Option outstanding immediately prior to such transaction (whether or not then exercisable).

2.          In the event that the Corporation enters into a definitive agreement or makes a decision by board resolution or approval of shareholders’ meeting to effectuate one or more of the transactions or events described in (a) or (b) in the immediately preceding paragraph (in this paragraph 2, including a share exchange and a share transfer), the Corporation may provide not less than twenty days advance notice to the Qualified Person from the consummation of such transaction or event and give the Qualified Person the opportunity to exercise their Options (whether or not such Options are then vested or exercisable), immediately prior to, and subject to, the consummation of such transaction or event.

Article 11	(Withholding by the Corporation)

In connection with Condition 14(2), the Corporation or its designee is authorized to withhold from any payment relating to an Option or from any payroll or other payment to the Qualified Person, amounts of withholding and other taxes or fees due in connection with the Option, and to take any other action as the Corporation may deem advisable to enable the Corporation and the Qualified Person to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees relating to the Options. This authority shall include, either on a mandatory or elective basis in the discretion of the Corporation, authority (a) to withhold or receive shares of common stock of the Corporation or other property and (b) to make cash payments in respect thereof in satisfaction of the Qualified Person’s tax obligations and other costs and fees relating to the Options.

Article 12	(Compliance with the Applicable Securities Law, Etc.)

The Qualified Person shall, in selling the shares of common stock of the Corporation acquired upon exercise of the Options, confirm in advance with the Corporation that such proposed sale is permissible under any and all applicable policies, programs, arrangements or other provisions relating to insider trading maintained by the Corporation or any of its subsidiaries and shall comply with any and all applicable laws and regulations, including but not limited to U.S. and Japanese laws.

Article 13	(Amendment to this Agreement and Treatment of Matters Not Provided for in this Agreement)

1.          This Agreement (including any Exhibit to this Agreement) cannot be modified or amended in any manner except by a further agreement expressly stating the intention to modify this Agreement and which is signed by both parties to this Agreement.

2.          Notwithstanding the immediately preceding paragraph, if it is found out that this Agreement is not in compliance with the Commercial Code, the Securities and Exchange Law, the Income Tax Law, the Corporation Tax Law or any other related laws or regulations of

Japan or any applicable laws of any other jurisdiction, or if this Agreement becomes not in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, without the consent of the Qualified Person, with notice to the Qualified Person, adequately establish, amend or eliminate the subject provisions.

3.          With respect to matters not provided for in this Agreement or the “Guide to the Sony Stock Option Program”, such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation, or in the event that such consultation fails to bring an agreement, such matters shall be decided by the Corporation and such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options and this Agreement. Decisions of the Corporation or such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options and this Agreement shall be final and binding on all parties. None of the Corporation or such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options or this Agreement shall be liable to any Qualified Person for any action, omission or determination relating to the Terms and Conditions, the Options or this Agreement.

Article 14	(Manner of Notice)

Notices by the Corporation to the Qualified Person under the Terms and Conditions and this Agreement shall be made in any of the following manners:

(1)	delivering (including mailing) a written notice to the address of the Qualified Person set forth in the register of the Options;
(2)

sending documents to the Qualified Person at his/her department in the Corporation (including any Sony Group Company) or sending electronic data to the e-mail address of the Qualified Person at the Corporation (including any Sony Group Company); or

(3)	giving notice on the web site of the Corporation (including any Sony Group Company).

Article 15	(Construction)

Nothing herein shall be construed to give the Qualified Person any right or entitlement to receive options to purchase common stock of the Corporation in the future from the Corporation or any of its subsidiaries. Nothing contained herein shall confer upon the Qualified Person any right to continue in the employment of the Corporation or any of its subsidiaries or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation or its subsidiaries to reduce or modify a Qualified Person’s compensation in existence at the time of the granting of any Option or otherwise, or to terminate a Qualified Person’s employment or change the Qualified Person’s position or the terms of employment with or without cause. Nothing contained herein shall prevent the Corporation from, and the Corporation expressly reserves the right to, modify the terms and conditions of options to purchase common stock of the Corporation, if any, that are or may be granted in the future.

Article 16	(Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have the exclusive jurisdiction for settling any and all disputes that arises under or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement and the grant of the Options provided for herein shall be effective as of the date that two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original.

SONY CORPORATION

                7-35, Kitashinagawa 6-chome, Shinagawa-ku, Tokyo

By:	/s/ Howard Stringer

Howard Stringer

Chairman and Chief Executive Officer,
Representative Corporate Executive Officer

Date: November 17, 2005

QUALIFIED PERSON

By:
Address :Date: November 17, 2005

Exhibit 1

TERMS AND CONDITIONS OF THE ELEVENTH SERIES OF

STOCK ACQUISITION RIGHTS

FOR SHARES OF COMMON STOCK OF SONY CORPORATION

These terms and conditions of the stock acquisition rights shall apply to the Eleventh Series of Stock Acquisition Rights for Shares of Common Stock (hereinafter referred to as the “Options”) of Sony Corporation (hereinafter referred to as the “Corporation”) issued on November 17, 2005 by the Corporation in accordance with the special resolution adopted at the 88th Ordinary General Meeting of Shareholders held on June 22, 2005 and the resolution adopted at the meeting of the Board of Directors held on October 26, 2005:

1.	Aggregate Number of Options 11,241
2.	Class and Number of Shares to be Issued or Transferred upon Exercise of Each Option 100 shares of common stock of the Corporation (hereinafter referred to as “Common Stock”)
3.	Adjustment of Number of Shares to be Issued or Transferred upon Exercise of Each Option
(1)

In the case that the Corporation splits or consolidates Common Stock, the number of shares to be issued or transferred upon exercise of each Option (hereinafter referred to as the “Number of Granted Shares per Option”) shall be adjusted in accordance with the following formula:

Number of Granted Shares per Option after adjustment	=	Number of Granted Shares per Option before adjustment	x	Ratio of split or consolidation

(2)

An adjustment to the Number of Granted Shares per Option under the immediately preceding item shall be made only with respect to the Number of Granted Shares per Option for the Options which have not been exercised at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.

(3)

The effective date of the Number of Granted Shares per Option after adjustment shall be the same day as the date on which the Exercise Price after adjustment becomes effective as provided for in item (2) of Condition 7 with regard to the adjustment of the Exercise Price pursuant to Condition 7 for the same reason as the adjustment of the Number of Granted Shares per Option.

(4)

When the Number of Granted Shares per Option is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Number of Granted Shares per Option after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

4.	Issue Price of Options The Options are issued without the payment to the Corporation of any consideration.
5.	Issue Date of Options November 17, 2005
6.	Exercise Price of Options The amount to be paid in per share to be issued or transferred upon exercise of the Options (the “Exercise Price”) is initially US$34.14.
7.	Adjustment of Exercise Price
(1)

In the case that the Corporation splits or consolidates Common Stock after the issue date of the Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) cent resulting from the adjustment shall be rounded up to the nearest one (1) cent:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1 Ratio of split or consolidation

(2)	In the case that the Exercise Price is adjusted pursuant to the immediately preceding item, the effective date of the Exercise Price after adjustment shall be as set forth below:

The Exercise Price after adjustment shall become effective, in the case of a stock split, on and after the day immediately following the allocation date for such stock split, and in the case of a stock consolidation, on and after the day immediately following the expiration date of the period provided for in paragraph 1 of Article 215 of the Commercial Code of Japan; provided, however, that in the case that the Corporation splits Common Stock on condition that an agenda on transferring profits available for dividends to stated capital is approved by an Ordinary General Meeting of Shareholders of the Corporation and the allocation date for such stock split falls on any day prior to the conclusion date of such General Meeting of Shareholders, the Exercise Price after adjustment shall, on the date immediately after the conclusion date of such General Meeting of Shareholders, become effective retroactively from the date immediately after the allocation date.

In the case provided for in the proviso above, Common Stock in such number as calculated in accordance with the following formula shall be issued or transferred to the holders of the Options who exercise the Options from the day immediately following the allocation date for the stock split up to the conclusion date of the relevant General Meeting of Shareholders. (The number of shares to be initially issued or transferred upon such exercise of the Options shall be hereinafter referred to as the “Number of Initial Shares before Approval”.) In this case, any fraction less than one (1) share resulting from such calculation shall be disregarded.

Number of shares to be additionally issues or transferred	=	Exercise Price before adjustment	—	Exercise Price after adjustment	x	Number of Initial Shares before Approval
Exercise Price after adjustment

(3)

In addition to the cases in item (1) of this Condition where the Exercise Price is required to be adjusted, the Exercise Price shall be adjusted in a manner deemed to be appropriate by the Corporation in the following cases.

(i)	When the Exercise Price is required to be adjusted due to a merger, capital reduction, or corporate split (split by new incorporation or by absorption) of the Corporation.
(ii)	In addition to item (i) above, when the Exercise Price is required to be adjusted due to the occurrence of an event that cause or may cause a change in the total number of the issued Common Stock.
(4)

When the Exercise Price is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

8.	Period during which Options May be Exercised

From and including November 18, 2005, up to and including November 17, 2015. If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period.

9.	Conditions for Exercise of Options
(1)	No Option may be exercised in part.
(2)

If a share exchange or share transfer by which the Corporation becomes a wholly-owned subsidiary of another company is approved at the General Meeting of Shareholders of the Corporation, the holders of the Options may not exercise the Options on and after the effective date of such share exchange or share transfer.

10.	Restrictions under the U.S. Securities Act and Other Matters

The Corporation shall not be obligated to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any Common Stock to be issued or transferred upon exercise of the Options or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue or cause to be issued or delivered any certificates evidencing or representing

Common Stock pursuant to these terms and conditions unless and until the Corporation is advised by its legal counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which Common Stock is traded. The Corporation may require, as a condition to the issuance and transfer of Common Stock pursuant to these terms and conditions, that the recipient of such Common Stock make such covenants, agreements and representations, and that such certificates bear such legends, as the Corporation deems necessary or desirable.

The exercise of any Option granted hereunder shall only become effective at such time as counsel to the Corporation shall have determined that the issuance and transfer of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which Common Stock is traded. The Corporation may, in its sole discretion, defer the effectiveness of the exercise of an Option granted hereunder to allow the issuance and transfer of Common Stock upon such exercise to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Corporation shall inform the holder of such Option in writing of the decision to defer the effectiveness of the exercise of such Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the holder of such Option may, by a written notice, withdraw such exercise and obtain the refund of any amounts paid in connection with such exercise.

11.	Mandatory Cancellation of Options

Not applicable.

12.	Purchase and Cancellation of Options

The Corporation may acquire the Options from a holder of the Options without any payment therefor when the holder agrees to return the Options to the Corporation and the Corporation may cancel them.

13.	Restrictions on Transfer of Options

The Options are non-transferable (other than any transfer of Options that are vested and exercisable upon the death of a holder of the Options to such holder’s estate or beneficiaries), unless such transfer is expressly approved by the Board of Directors of the Corporation.

14.	Application for Exercise of Options and Manner of Payment
(1)

In the case of exercise of the Options, the holder of the Options shall fill in necessary matters on the “Application Form for Exercise of the Options” in the form designated by the Corporation, and shall submit such application form (including application for exercise of the Options in an electromagnetic manner) to the place where applications for exercise of the Options are made as provided for in Condition 15, after affixing his or her name and seal or signature (including electronic signature) thereon. If certificates for the Options to be exercised are issued, the certificates shall be submitted together with the Application Form for

Exercise of the Options. The Application Form for Exercise of the Options shall be accepted at the place where applications for exercise of the Options are made only on a business day at such place.

(2)

The entire amount of the Exercise Price to be paid in upon exercise of the Options, including any applicable taxes and all other costs or fees associated with the exercise (hereinafter referred to as the “Amount of Payment”) shall be paid in cash to an account designated by the Corporation (hereinafter referred to as the “Designated Account”) at the payment handling place provided for in Condition 16 at or before the date and time designated by the Corporation. The entitlement of a holder of the Options to the receipt of Common Stock upon exercise of an Option is subject to the payment in full of any federal, state, local and foreign taxes of any kind required to be withheld with respect to the exercise of such Option, as well as the payment in full of any costs or fees (such as brokerage fees) associated with the exercise of such Option.

(3)

Except as provided for in Condition 10, any holder of the Options who has submitted the documents required for exercise of the Options to the place where applications for exercise of the Options are made, may not cancel such exercise thereafter.

15.	Place where Applications for Exercise of Options are Made

Sony Corporation of America, Human Resources, or its duly authorized designee

16.	Payment Handling Place on Exercise of Options

Sumitomo Mitsui Banking Corporation, Head Office (or any successor bank of such bank from time to time and/or any successor office of such office)

17.	Effective Date and Time of Exercise of Options
(1)

Except as provided for in Condition 10, the exercise of the Options shall become effective when an Application Form for Exercise of the Options referred to in item (1) of Condition 14 and the certificates for the Options to be exercised (if issued) that are accepted at the place where applications for exercise of the Options are made are delivered to the payment handling place provided for in Condition 16 and the Amount of Payment provided for in Condition 14 is duly paid to the Designated Account.

(2)

The Corporation shall deliver the share certificates without delay after the procedure for exercise of the Options is completed; provided, however, that the Corporation shall not deliver share certificates for shares constituting less than one (1) full unit of shares.

18.	Calculation of Dividend on Shares
(1)

With respect to the initial payment of annual dividends or cash distribution as provided for in Article 293-5 of the Commercial Code of Japan (interim dividends) on Common Stock issued or transferred upon exercise of the Options, such shares shall be deemed to have been issued or transferred, in the case that the Options are exercised during the period from April 1 to September 30 in any year, on April 1 of that year, and in the case that the Options are exercised during the period from October 1 in any year to March 31 of the following year, on October 1 of that year.

(2)

Notwithstanding the provisions in item (1) above, shares of common stock of the Corporation issued or transferred upon exercise of the Options shall be treated, in relation to any distribution of dividends under the new corporation law enacted on June 29, 2005 and which will come into effect within one year and six months after its promulgation (hereinafter referred to as the “New Corporation Law”) (including interim dividends being cash distributions pursuant to Article 454, Paragraph 5 of the New Corporation Law) which will take the form of distribution of surplus, the same as shares of common stock of the Corporation outstanding on the record date for the determination of shareholders entitled to receive such dividends on and after the relevant effective date of exercise of the Options.

19.	Portion of Issue Price of a Share which Will not be Accounted for as Stated Capital in Case a Share is Issued upon Exercise of Options

The portion of the issue price of a share which will not be accounted for as stated capital shall be the amount obtained by reducing the amount which will be accounted for as stated capital from the Exercise Price (if the Exercise Price is adjusted under Condition 7, the Exercise Price after adjustment). The amount to be accounted for as stated capital shall be the amount obtained by multiplying the Exercise Price (if the Exercise Price is adjusted under Condition 7, the Exercise Price after adjustment) by 0.5, and any fraction less than one (1) cent resulting from such calculation shall be rounded up to the nearest one (1) cent.

20.	Issue of Certificates for Options

Certificates for the Options shall be issued only when a holder of the Options requests the Corporation to issue such certificates of Options.

21.	Loss of Certificates for Options
(1)

In the case that any holder of the Options that has lost a certificate for any Options notifies the Corporation of its certificate number and the reason for such loss and other matters and requests the issue and delivery of a replacement certificate for such Options together with a certified copy of the final judgment of nullification of the subject lost certificate, the Corporation may issue and deliver a replacement certificate for such Options.

(2)

In the case of destruction or defacement of a certificate for any Options, the holder of such destroyed or defaced certificate for such Option shall request the issue and delivery of a replacement certificate for such Options by submitting such destroyed or defaced certificate to the Corporation. In such case, the Corporation shall issue and deliver a replacement certificate for such Options in exchange for such destroyed or defaced certificate for such Options; provided, however, that the provision above for loss of a certificate for such Options shall apply mutatis mutandis when it is difficult to determine whether such destroyed or defaced certificate for such Option is genuine or not.

22.	Expenses of Delivery of Replacement Certificates for Options

In the case of the issue and delivery of a replacement certificate for an Option, the Corporation shall collect the actual expenses required therefor from the person who so requested, unless such expenses are paid for by another entity, which may include the Corporation or its subsidiaries or affiliates.

23.	Handling of Matters Relating to Abolition of Unit Share System

In the case that the Corporation abolishes the unit share system after the issue date of the Options, the Corporation may take necessary measures for handling the related matters thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Commercial Code of Japan and consistent with these terms and conditions.

24.	Handling of Matters Relating to Amendments to Laws and Regulations

In the case that provisions of the Commercial Code of Japan and/or other Japanese laws and regulations relating to the issuance of share certificates or other certificates or stock acquisition rights are amended after the issue date of the Options, the Corporation may take necessary measures for handling the matters relating thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Commercial Code of Japan and/or other Japanese laws and regulations then in effect and consistent with these terms and conditions.